Exhibit 99.1

Consent of Wells Fargo Securities, LLC

The Board of Directors

MasterCraft Boat Holdings, Inc.

100 Cherokee Cove Drive

Vonore, Tennessee 37885

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 5, 2026, to the Board of Directors of MasterCraft Boat Holdings, Inc. (“MasterCraft”) as Annex B to, and reference to such opinion letter under the headings “SUMMARY — Opinions of Financial Advisors — Opinion of MasterCraft’s Financial Advisor” and “THE MERGERS — Opinion of MasterCraft’s Financial Advisor” in, the joint proxy statement/prospectus relating to the mergers involving MasterCraft and Marine Products Corporation (“Marine Products”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of MasterCraft (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Wells Fargo Securities, LLC

March 16, 2026